Exhibit 5.1
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 866.974.7329

February 28, 2023

QuantumScape Corporation
1730 Technology Drive
San Jose, California 95110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by QuantumScape Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 47,597,115 shares of the Company’s Class A common stock (the “Class A Common Stock”), par value $0.0001 per share (the “Shares”), consisting of (i) 43,313,924 shares of Class A Common Stock under the Company’s 2020 Equity Incentive Plan and (ii) 4,283,191 shares of Class A Common Stock under the Company’s 2020 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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